                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                  2003     2002     2001    2000    1999
                                                 ------   ------   ------   -----   -----
Interest expense net of capitalized interest...  12,027   11,640   11,279   3,499     295
   Rental expense full year....................   2,136    2,548    2,707   1,069   1,016
Rental expense 1/3 of full year................     178      849      902     356     339
                                                -------   ------   ------   -----   -----
Fixed charges..................................  12,205   12,489   12,181   3,855     634
                                                -------   ------   ------   -----   -----
Earnings (Loss) before income taxes............ (16,755)  (6,537)  (1,779)  4,239   3,281
Amortization of capitalized interest...........    (300)    (766)  (1,207)     --      --
                                                -------   ------   ------   -----   -----
Earnings (Loss) before income taxes and
   amortization of capitalized interest........ (17,055)  (7,303)  (2,986)  4,239   3,281
                                                -------   ------   ------   -----   -----
"Earnings" ("Loss") is fixed charges plus
   earnings (loss) before income taxes and
   amortization of capitalized interest........  (4,850)   5,186    9,195   8,094   3,915
                                                -------   ------   ------   -----   -----
Ratio of "earnings" ("loss") to fixed charges..    (0.4)     0.4      0.8     2.1     6.2
                                                -------   ------   ------   -----   -----
Preferred dividends............................      --       --       --      --      --
                                                -------   ------   ------   -----   -----
Fixed charges and preferred dividends..........  12,205   12,489   12,181   3,855     634
                                                -------   ------   ------   -----   -----
Ratio of "earnings" ("loss") to fixed charges
   and preferred dividends.....................    (0.4)     0.4      0.8     2.1     6.2
                                                -------   ------   ------   -----   -----